UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MAR KED MINERAL EXPLORATION, INC.
(Exact name of registrant as specified in charter)
NEVADA (State or jurisdiction of incorporation or organization)	1090 (Primary Standard Industrial Classification Code Number)	Not applicable (I.R.S. Employer Identification No.)
555 Jervis Street, Suite 1602, Vancouver British Columbia, Canada, V6E 4N1 Telephone: (604) 647-0630
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Aaron Ui President, Chief Executive Officer, Principal Executive Officer and a director 555 Jervis Street, Suite 1602, Vancouver British Columbia, Canada, V6E 4N1 Telephone: (604) 647-0630
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to: Thomas J. Deutsch, Esq. LANG MICHENER LLP 1500 Royal Centre, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N7 Telephone: (604) 689-9111

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1), (2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Shares of common stock, par value $0.001 per share	5,900,000 shares(3)	$0.05 per share(3)	$295,000	$9.06

  Total represents (i) 5,000,000 shares issued in connection with a private placement transaction completed by the Registrant on October 28, 2006 at a price of $0.01 per share, (ii) 500,000 shares issued in connection with a private placement transaction completed by the Registrant on October 30, 2006 at a price of $0.02 per share and (iii) 400,000 shares issued in connection with a private placement transaction completed by the Registrant on October 30, 2006 at a price of $0.05 per share.

  In the event of a stock split, stock dividend or similar transaction involving the common shares of the Registrant, in order to prevent dilution the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act.

  The Proposed Maximum Offering Price Per Share is calculated in accordance with Rule 457(h) of the Securities Act, based upon the sales price of the shares, being the most recent sales of shares of the Registrant's common stock. The Proposed Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price Per Share times the total number of shares of common stock to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION

PROSPECTUS

MAR KED MINERAL EXPLORATION, INC.
a Nevada corporation

5,900,000 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 5,900,000 shares of our common stock that may be offered and sold, from time to time, by the selling stockholders identified in this prospectus for their own account, consisting of:

  5,000,000 shares issued in connection with a private placement transaction we completed on October 28, 2006 at a price of $0.01 per share;

  500,000 shares issued in connection with a private placement transaction we completed on October 30, 2006 at a price of $0.02 per share; and

  400,000 shares issued in connection with a private placement transaction we completed on October 30, 2006 at a price of $0.05 per share.

Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Accordingly, we have fixed the benchmark offering price by reference to our most recent private offering of our shares, which was effected at $0.05 per share. The selling stockholders will sell their common stock at the price of $0.05 per share until our common stock is quoted on the OTC Bulletin Board or in another quotation medium and, thereafter, at prevailing market prices or at privately negotiated prices. There is no relationship whatsoever between the offering price and our assets, earnings, book value or any other objective criteria of value.

We will not receive any proceeds from the sales by the selling stockholders.

The selling stockholders, and any participating broker-dealers, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus titled "Risk Factors" on pages * through 11 before buying any of our shares of our common stock.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until the registration statement of which this prospectus forms a part is declared effective by the SEC. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ◆ , 2007

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

SIGNATURES	60
POWER OF ATTORNEY	60

__________

SUMMARY

As used in this prospectus, unless the context otherwise requires, "we", "us", "our" or "Mar Ked" refers to Mar Ked Mineral Exploration, Inc. The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common shares. All dollar amounts refer to United States dollars unless otherwise indicated.

Our Business

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We have an option to acquire a 100% interest in and to fifty-eight (58) mineral claims that make up the RB Property located in the Finlayson Lake area of the Yukon Territory, Canada. The property underlying our optioned mineral claims covers an area of approximately 1,212 hectares (2,991 acres).

The property covered by our option does not contain any substantiated mineral deposits or reserves of minerals. Accordingly, exploration of the property is required before any determination as to whether any commercially viable mineral deposit may exist. Our plan of operations is to carry out preliminary exploration work on the property in order to ascertain whether advanced exploration is warranted to determine whether the property possesses commercially exploitable mineral deposits. We will not be able to determine whether or not the property contains a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

We acquired our option to acquire the mineral claims in November of 2006. We have obtained a geological report on the underlying property that has recommended an exploration program consisting of two phases. Phase One of our recommended work program consists of two sub-stages, with estimated costs of $14,000 and $36,575, respectively. We have determined to proceed with stage 1 of Phase One of the recommended exploration program and, if warranted, stage 2 of Phase One. At November 30, 2006, we had cash of $72,334 and working capital of $62,547. Given the other expenditures that we expect to incur within the next twelve months, we believe that we have sufficient funds to enable us to complete stage 1 of Phase One of our exploration program. We will, however, require additional financing in order to complete full exploration of the property to determine whether sufficient mineralized material, if any, exists to justify eventual mining and production.

Even if we determine that a mineral deposit exists on the property, an economic evaluation must be completed before the economic viability of commercial exploitation of the property could be completed. Both advanced exploration and an economic determination will be contingent upon the results of our preliminary exploration programs and our ability to raise additional financing in order to proceed with advanced exploration and an economic evaluation. There is no assurance that we will be able to obtain any additional financing to fund our exploration activities.

We have no revenues, have incurred losses since our incorporation on August 22, 2006, and have relied upon the sale of our securities in unregistered private placement transactions to fund our operations. We will not generate revenues even if our initial exploration program indicates that mineral material may exist on the property that is the subject of our option. Accordingly, for the foreseeable future, we will be continue to be dependent on additional financing in order to maintain our operations and continue with our exploration activities. Due to the uncertainty of our ability to meet our financial obligations and to pay our liabilities as they become due, in their report on our financial statements for the period from incorporation (August 22, 2006) to November 30, 2006, our independent auditors included additional comments indicating concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We were incorporated under the laws of Nevada effective August 22, 2006. Our principal offices are located at 555 Jervis Street, Suite 1602, Vancouver British Columbia, Canada, V6E 4N1. Our telephone number is (604) 647-0630 and our facsimile number is (604) 647-0631.

The Offering
The Issuer:	Mar Ked Mineral Exploration, Inc.
The Selling Stockholders:

We sold an aggregate of 5,900,000 shares to the selling stockholders named in this prospectus in the following private placement transactions: (i) 5,000,000 shares issued in a private placement transaction we completed on October 28, 2006 at a price of $0.01 per share; (ii) 500,000 shares issued in a private placement transaction we completed on October 30, 2006 at a price of $0.02 per share; and (iii) 400,000 shares issued in a private placement transaction we completed on October 30, 2006 at a price of $0.05 per share.

Shares Offered by the Selling Stockholders:	The selling stockholders may from time to time offer for resale up to 5,900,000 shares of our common stock.
Offering Price:

The selling stockholders will offer their shares of our common stock at a price of $0.05 per share until our common stock is quoted on the OTC Bulletin Board or is listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price arbitrarily based upon the price of the last sale of our shares to investors.

Terms of the Offering:	The selling stockholders will determine when and how they will sell the common stock offered in this prospectus. Refer to "Plan of Distribution".
Termination of the Offering:	The offering will conclude when all of the 5,900,000 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of shares.
Use of Proceeds:	We will not receive any proceeds from this offering. We will cover the expenses associated with the registration of this offering, which we estimate to be approximately $23,509.
No Present Public Market for Our Common Stock:	Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.
Outstanding Shares of Common Stock:	There were 10,900,000 shares of our common stock issued and outstanding as at March 13, 2007. All of the common stock to be sold under this prospectus will be sold by existing shareholders.
Risk Factors:	See "Risk Factors" and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

Summary of Financial Data

The following consolidated financial data has been derived from and should be read in conjunction with our audited financial statements for the period from incorporation (August 22, 2006) to November 30, 2006, together with the notes to our financial statements and the section of this prospectus entitled "Management's Discussion and Analysis and Plan of Operation":

Balance Sheet

November 30, 2006
(Audited)
Cash	$72,334
Total Assets	74,969
Total Liabilities	12,422
Total Stockholders' Equity	$62,547

Statement of Operations
From incorporation (August 22, 2006) to November 30, 2006
(Audited)
Revenue	$ -
General and Administrative Expenses	16,953
Mineral Property Exploration Expense	3,500
Net Loss	$20,453

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks related to our company

Because we have only recently commenced business operations, we have no history of earnings and no foreseeable earnings, and we may never achieve profitability or pay dividends.

We were incorporated on August 22, 2006, and to date have been involved primarily in organizational activities, evaluating resource projects and acquiring our option to acquire an interest in certain mineral claims in the Yukon Territory, Canada. Therefore, our ability to operate our business successfully remains untested. If we are successful in developing the property that is the subject of our option, we anticipate that we will retain future earnings and other cash resources for the future operation and development of our business as appropriate. We do not currently anticipate declaring or paying any cash dividends in the foreseeable future. Payment of any future dividends is solely at the discretion of our board of directors, which will take into account many factors including our operating results, financial conditions and anticipated cash needs. For these reasons, we may never achieve profitability or pay dividends.

We have yet to attain profitable operations, and because we will need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about the company's ability to continue as a going concern.

We have incurred a net loss of $20,453 for the period from August 22, 2006 (incorporation) to November 30, 2006, and we have no revenues to date. At November 30, 2006, we had cash of $72,334 and working capital of $62,547, which are not sufficient to maintain our administrative costs, to complete all of the phases of the exploration program recommended by our consulting geologist, and to meet our planned business objectives. Management recognizes that we will need to generate additional financial resources in order to meet our planned business objectives. There can be no assurances that we will continue to obtain additional financial resources and/or achieve profitability or positive cash flows. If we are unable to obtain adequate additional financing, we will be required to curtail operations and exploration activities. These factors raise substantial doubt that we will be able to continue as a going concern.

Our financial statements included with this prospectus have been prepared assuming that we will continue as a going concern. Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the period from incorporation to November 30, 2006. If we are not able to achieve revenues, then we may not be able to continue as a going concern and our financial condition and business prospects will be adversely affected.

Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.

We are in the initial stages of exploration of the property covered by our option to acquire mineral claims, and thus have no way to evaluate the likelihood that we will be successful in establishing commercially exploitable reserves of valuable minerals on the property. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The search for valuable minerals as a business is extremely risky. We may not find commercially exploitable reserves of minerals on the property. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us on our exploration program may not result in the discovery of commercial quantities of ore. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral property that we plan to undertake. Problems such as unusual or unexpected formations, the inability to obtain suitable or adequate machinery, equipment or labour, and other risks involved in mineral exploration, often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan. In addition, any determination that the property contains commercially recoverable quantities of ore may not be reached until such time that final comprehensive feasibility studies have been concluded that establish that a potential mine is likely to be economically viable. There is a substantial risk that any preliminary or final feasibility studies carried out by us will not result in a positive determination that the property can be commercially developed.

We will require significant additional financing in order to continue our exploration activities and our assessment of the commercial viability of our property. Even if we discover commercial reserves on our optioned mineral property, we can provide no assurance that we will be able to successfully advance the property into commercial production.

The property covered by our option to acquire mineral claims does not contain any known bodies of ore. Our business plan calls for significant expenditures in connection with the exploration of the property. We believe that we have sufficient funds to enable us to complete stage 1 of Phase One of the exploration program on the property, as recommended by our consulting geologist, which is estimated to cost approximately $14,000. We will, however, require additional financing in order to complete the remaining phases of the exploration program and to conduct the economic evaluation that would be necessary for us to assess whether sufficient mineral reserves exist to justify commercial exploitation of the property underlying our mineral claims option. We currently are in the exploration stage and have no revenue from operations. We currently do not have any arrangements in place for additional financing, and we may not be able to obtain financing on terms that are acceptable to us, or at all. If we are unable to obtain additional financing, we will not be able to continue our exploration activities and our assessment of the commercial viability of the property. Further, if we are able to establish that development of the property is commercially viable, our inability to raise additional financing at this stage would result in our inability to place the property into production and recover our investment.

Our exploration activities may not be commercially successful, which could lead us to abandon our plans to develop the property and our investments in exploration.

Our long-term success depends on our ability to establish commercially recoverable quantities of ore on the property that is the subject of our option. Mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive. Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. We may invest significant capital and resources in exploration activities and abandon such investments if it is unable to identify commercially exploitable mineral reserves. The decision to abandon a project may reduce the trading price of our common stock and impair our ability to raise future financing. We cannot provide any assurance to investors that we will discover or acquire any mineralized material in sufficient quantities on our property to justify commercial operations. Further, we will not be able to recover the funds that we spend on exploration if we are not able to establish commercially recoverable quantities of ore on the property.

Because access to the property that is the subject of our option is often restricted by inclement weather, we will be delayed in our exploration and any future mining efforts.

Access to the property that is the subject of our option is restricted to the period between November extending into April of each year due to snow and storms in the area. As a result, any attempts to visit, test or explore the property are largely limited to the few months out of the year when weather permits such activities. These limitations can result in significant delays in exploration efforts, as well as mining and production in the event that commercial amounts of minerals are found. This may cause our business venture to fail and the loss of your entire investment in our common stock.

As we undertake exploration of the property that is the subject of our option, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program.

There are several governmental regulations that materially restrict the exploration of minerals. We will be subject to the mining laws and regulations of the Yukon Territory as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program.

If there is a defect with respect to title of the mineral claims that are the subject of our option, our business may fail.

We own an option to acquire a 100% interest in certain mineral claims in the Yukon Territory, Canada. Although we believe that we have taken all appropriate steps to determine that the optionor has the title and authority to grant us this option, there is no guarantee that there are no defects with respect to title of the mineral claims. The property may be subject to prior unregistered agreements or transfers or native land claims, and title may be affected by undetected defects. If the optionor does not have clear title to the mineral claims, or if we are not able to obtain clear title to the mineral claims upon exercise of our option, our business may fail and you may lose your entire investment in our common stock.

If we are unable to maintain the interest in our optioned mineral claims, then we will lose our interest in these mineral claims and our business will fail.

We own an option to acquire a 100% interest in certain mineral claims in the Yukon Territory, Canada. To keep a mineral claim property in good standing in the Yukon Territory, there must be CDN$100 (US$86 based on the foreign exchange rate on March 13, 2007 of US$0.86:CDN$1.00) of exploration expenditures performed per claim each year. In event that work is not performed on a property, the CDN$100 per claim can be paid in lieu of performing such work. In the case of the our optioned mineral property claims, CDN$5,800 (US$4,988) of exploration expenditures must be spent before August 30, 2007 in order to maintain the property in good standing for an additional year. If we fail to meet these requirements on a timely basis, our optioned mineral claims will lapse. Accordingly, you could lose all or part of your investment in our common stock.

We are subject to risks inherent in the mining industry, and at present we do not have any insurance against such risks. Any losses we may incur that are associated with such risks may cause us to incur substantial costs which will have a material adverse effect upon our results of operations.

Any mining operations that we may undertake in the future will be subject to risks normally encountered in the mining business. Mining for valuable minerals is generally subject to a number of risks and hazards, including environmental hazards, industrial accidents, labour disputes, unusual or unexpected geological conditions, pressures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods, blizzards and earthquakes. At the present we do not intend to obtain insurance coverage and even if we were to do so, no assurance can be given that such insurance will continue to be available or that it will be available at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards which may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations. Such costs could potentially exceed our asset value and cause us to liquidate all of our assets, resulting in the loss of your entire investment in our common stock.

If we do not find a joint venture participant for the continued exploration of our optioned mineral claims, we may not be able to advance the exploration work.

If the initial results of our mineral exploration program are successful, we may try to enter into a joint venture agreement with a third party for the further exploration and possible production of the property covered by our option. We would face competition from other junior mineral resource exploration companies if we attempt to enter into a joint venture agreement with a third party. A prospective joint venture participant could have a limited ability to enter into joint venture agreements with junior exploration companies, and will seek the junior exploration companies who have the properties that it deems to be the most attractive in terms of potential return and investment cost. In addition, if we entered into a joint venture agreement, we would likely assign a percentage of our interest in the option to the joint venture participant. If we are unable to enter into a joint venture agreement with a third party, we may fail and you will lose your entire investment in our common stock.

We rely on key members of management, the loss of whose services would have a material adverse effect on our success and development.

Our success depends to a certain degree upon certain key members of the management. These individuals are a significant factor in our growth and success. The loss of the service of members of the management could have a material adverse effect on us. In particular, our success is highly dependant upon the efforts of our President and Chief Executive Officer, our Chief Financial Officer, Secretary and Treasurer and our directors, the loss of whose services would have a material adverse effect on our success and development.

Because our executive officers have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operation, causing our business to fail.

Our executive officers are each spending only approximately 10% of their business time on providing management services to us. While both of our officers presently possess adequate time to attend to our interests, it is possible that the demands on them from their other obligations could increase with the result that they would no longer be able to devote sufficient time to the management of our business. This could negatively impact our business development.

Because of the fiercely competitive nature of the mining industry, we may be unable to maintain or acquire attractive mining properties on acceptable terms, which will materially affect our financial condition.

The mining industry is competitive in all of its phases. We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, precious and base metals. Many of these companies have greater financial resources, operational experience and technical capabilities. As a result of this competition, we may be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our revenues, operations and financial condition could be materially adversely affected.

Risks related to our common stock

There is no active trading market for our common stock, and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock, and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof we are not aware that any market maker has any such intention. We cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of exploration stage companies, which may materially adversely affect the market price of our common stock.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When the registration statement of which this prospectus forms a part is declared effective, the selling stockholders may be reselling up to 54.1% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NASD's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.

Our common stock will be subject to the "Penny Stock" Rules of the SEC, which will make transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.

We currently plan to have our common stock quoted on the OTC Bulletin Board of the National Association of Securities Dealers Inc. (the "NASD"), which is generally considered to be a less efficient market than markets such as NASDAQ or the national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities will be subject to the "penny stock rules" adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934, as amended. The penny stock rules apply generally to companies whose common stock trades at less than $5.00 per share, subject to certain limited exemptions. Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the "penny stock rules" and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules", investors will find it more difficult to dispose of our securities. Further, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

In addition to the "penny stock" rules promulgated by the SEC, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the market price of valuable minerals, availability of funds, government regulations, operating costs, exploration costs, outcomes of exploration programs and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, property exploration and development, availability of funds, environmental reclamation, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding our business plans, our actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. We do not intend to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

The safe harbour for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered through this prospectus by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below in the sections of this prospectus entitled "Selling Stockholders" and "Plan of Distribution". We will, however, incur all costs associated with this prospectus and the registration statement of which this prospectus forms a part.

DETERMINATION OF OFFERING PRICE

Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Accordingly, we have fixed the benchmark offering price by reference to our most recent private offering of our shares, which was effected at $0.05 per share. The selling stockholders will sell their common stock at the price of $0.05 per share until our common stock is quoted on the OTC Bulletin Board or in another quotation medium. There is no relationship whatsoever between the offering price and our assets, earnings, book value or any other objective criteria of value.

If our common stock becomes publicly traded and a market for the stock develops, the actual offering price of the shares that are the subject of this prospectus will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders named in this prospectus.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering all of the 5,900,000 shares of common stock covered by this prospectus, consisting of shares issued in the following private placement transactions by us: (i) 5,000,000 shares issued in a private placement transaction we completed on October 28, 2006 at a price of $0.01 per share; (ii) 500,000 shares issued in a private placement transaction we completed on October 30, 2006 at a price of $0.02 per share; and (iii) 400,000 shares issued in a private placement transaction we completed on October 30, 2006 at a price of $0.05 per share. We completed the offerings of the shares in offshore transactions pursuant to Rule 903 of Regulation S under the Securities Act.

The following table provides, as of March 13, 2007, information regarding the beneficial ownership of our common stock by each of the selling stockholders, including:

    the number of shares owned by each selling stockholder prior to this offering;

    the total number of shares that are to be offered by each selling stockholder;

    the total number of shares that will be owned by each selling stockholder upon completion of the offering; and

    the percentage owned by each selling stockholder upon completion of this offering.

Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Information with respect to "Shares Beneficially Owned After the Offering" assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common stock by the selling stockholders. Except as described below and to our knowledge, the named selling stockholder beneficially owns and has sole voting and investment power over all shares or rights to these shares. Other than any relationships described below, none of the selling stockholders had or have any material relationship with us. To our knowledge, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

Name of Selling Shareholder	Shares owned prior to this offering(1)	Total number of shares to be offered for selling shareholders account	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering(2)
1. Private Placement completed on October 28, 2006 at a price of $0.01 per share
Robyn Armstrong	200,000	200,000	-0-	-0-
Wendy Belado	200,000	200,000	-0-	-0-
Al Chan	200,000	200,000	-0-	-0-
Erika Chan	200,000	200,000	-0-	-0-
Lori Coulthurst	200,000	200,000	-0-	-0-
Mike Coulthurst	200,000	200,000	-0-	-0-
Joan Curby	200,000	200,000	-0-	-0-
Kelly Jear	200,000	200,000	-0-	-0-
Amanda Kreutzwieser	200,000	200,000	-0-	-0-
Dina Lynne Lenning	200,000	200,000	-0-	-0-
Athena Mai	200,000	200,000	-0-	-0-
Darlinda L. McLeod	200,000	200,000	-0-	-0-
John Pastro	200,000	200,000	-0-	-0-
Lucy Pastro	200,000	200,000	-0-	-0-
Leila Rasmussen	200,000	200,000	-0-	-0-
Michelle Rasmussen	200,000	200,000	-0-	-0-
Beatriz Rauda	200,000	200,000	-0-	-0-
Danya Shima	200,000	200,000	-0-	-0-
Jason Shima	200,000	200,000	-0-	-0-
Lauren Shimabukuro	200,000	200,000	-0-	-0-
Ronald Toy	200,000	200,000	-0-	-0-
Martha Watson	200,000	200,000	-0-	-0-
Chris Watt	200,000	200,000	-0-	-0-
Jack Wong	200,000	200,000	-0-	-0-
Paul Woo(3)	200,000	200,000	-0-	-0-

Name of Selling Shareholder	Shares owned prior to this offering(1)	Total number of shares to be offered for selling shareholders account	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering(2)
2. Private Placement completed on October 30, 2006 at a price of $0.02 per share
Sarah McLeary	500,000	500,000	-0-	-0-
3. Private Placement completed on October 30, 2006 at a price of $0.05 per share
Richie Bragado	40,000	40,000	-0-	-0-
John Klatt	40,000	40,000	-0-	-0-
Andrea Lau	40,000	40,000	-0-	-0-
Daniel Lau	40,000	40,000	-0-	-0-
Johanna Legayada	40,000	40,000	-0-	-0-
Melissa Ong	40,000	40,000	-0-	-0-
Adrian Ortillan	40,000	40,000	-0-	-0-
Christopher Sutherland	40,000	40,000	-0-	-0-
Girlie Grace Talabis	40,000	40,000	-0-	-0-
Kyla Williams	40,000	40,000	-0-	-0-
Total:	5,900,000	5,900,000	-0-	-0-

  Beneficial ownership calculation under Rule 13d-3 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

  Based on 10,900,000 shares of our common stock issued and outstanding as of March 13, 2007.

  Paul Woo is the brother of Edwin Woo, one of our directors.

Because a selling stockholder may offer by this prospectus all or some part of the common shares which it holds, no estimate can be given as of the date hereof as to the number of common shares actually to be offered for sale by a selling stockholder or as to the number of common shares that will be held by a selling stockholder upon the termination of such offering.

PLAN OF DISTRIBUTION

Timing of Sales

The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Offering Price

The selling stockholders will sell their shares at an offering price of $0.05 per share until our shares are quoted on the OTC Bulletin Board or are listed for trading or quoted on any other public market. Thereafter, the sales price offered by the selling stockholders to the public may be:

    the market price prevailing at the time of sale;

    a price related to such prevailing market price; or

    such other price as the selling stockholders determine from time to time.

Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. If our common stock becomes publicly traded, then the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

    a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

    ordinary brokerage transactions in which the broker solicits purchasers;

    through options, swaps or derivative;

    privately negotiated transactions; or

    in a combination of any of the above methods.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to the registration statement of which this prospectus forms a part, disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. In addition, we will make copies of this prospectus available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $23,509, including, but not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL PROCEEDINGS

We currently are not party to any material legal proceedings and, to our knowledge, no such proceedings are threatened or contemplated.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of March 13, 2007 are as follows:

Directors
Name of director	Age
Aaron Ui	26
Ian Foreman	38
Edwin Woo	45

Executive Officers
Name of executive officer	Age	Office
Aaron Ui	26	President, Chief Executive Officer and Principal Executive Officer
Ian Foreman	38	Chief Financial Officer, Secretary, Treasurer and Principal Accounting Officer

The following describes the business experience of each of our directors and executive officers, including other directorships held in reporting companies:

Aaron Ui is our founder and has served as our President, Chief Executive Officer, Principal Executive Officer and a director since our incorporation on August 22, 2006. He also serves as a member of our Audit Committee. He currently devotes approximately 10% of his time as a director and officer of our company. Mr. Ui is a certified financial planner (CFP) and a member of the Financial Planners Standard Council of Canada. Mr. Ui currently serves as a CFP with Canada Financial Group, which he joined in 2001.

Ian Foreman has served since February 5, 2007 as our Chief Financial Officer, Secretary, Treasurer, Principal Accounting Officer and a director. He is also the head of our Audit Committee. He currently devotes approximately 10% of his time to the company. In addition to his position with us, since January 2005, Mr. Foreman has served as the President and a director of Yale Resources, and since September 2006, Mr. Foreman has served as Chief Financial Officer, Secretary, Treasurer, Principal Accounting Officer and a director of Ruby Creek Resources Inc., both of which are junior mineral exploration companies. From August 2003 until December 2004, Mr. Foreman was the Vice President, Exploration of Arcturus Ventures Inc., a mineral exploration company, and he is currently a director of this company. From April 1998 until January 2003, Mr. Foreman served as the Chief Geologist for Andean American Mining Corp., a mineral exploration company. Yale Resources, Arcturus Ventures Inc. and Andean American Mining Corp. are all incorporated in British Columbia and listed on the TSX Venture Exchange. Ruby Creek Resources Inc. is a publicly traded company listed on the NASD OTC bulletin board. Mr. Foreman is also a principal of Foremost Geological Consulting, a position he has held since 2004.

Edwin Woo has served as a director of our company since February 5, 2007 and is a member of our Audit Committee. He currently devotes approximately 1% of his time as a director of our company. For the past 20 years, Mr. Woo has been an independent business consultant to high net worth Asian immigrants to Canada, consulting with numerous clients on the issues of investing, taxation and succession planning.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the officers and directors described above. Aaron Ui, our President, Chief Executive Officer, Principal Executive Officer and a director, currently spends approximately 10% of his time on the company's business. Ian Foreman, our Chief Financial Officer, Secretary, Treasurer, Principal Accounting Officer and a director, currently spends approximately 10% of his time on the company's business.

Committees of the Board Of Directors

We presently have an Audit Committee comprised of Messrs. Ui, Foreman and Woo. We presently do not have a compensation committee, a nominating committee, an executive committee of our Board of Directors, stock plan committee or any other committees. However, our Board of Directors is considering establishing various committees during the current fiscal year.

Family Relationships

There are no family relationships among our directors or officers.

Conflicts of Interest

We do not have any procedures in place to address conflicts of interest that may arise between our business and our directors' other business activities. We are not aware of any existing conflicts between us and our directors' other business activities.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

    any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

    any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

    being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

    being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of March 13, 2007 by: (i) each person (including any group) known to us to own more than 5% of any class of our voting securities, (ii) each of our directors, (iii) each of our officers and (iv) our officers and directors as a group. Each shareholder listed possess sole voting and investment power with respect to the shares shown.
Title of class	Name and address of beneficial owner	Amount and nature of beneficial owner(1)	Percentage of class(2)
Common Stock	Aaron Ui	5,000,000	45.9%
Common Stock	Ian Foreman	Nil	0%
Common Stock	Edwin Woo	Nil	0%
Common Stock	All executive officers and directors as a group (one person)	5,000,000	45.9%

  Under Rule 13d-3 of the Exchange Act a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

  Based on 10,900,000 shares of our common stock issued and outstanding as of March 13, 2007.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our articles or incorporation or bylaws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists an aggregate of 200,000,000 shares, consisting of (i) 100,000,000 shares of common stock, with a par value of $0.001 per share and (ii) 100,000,000 shares of preferred stock, with a par value of $0.001 per share. As of March 13, 2007, there were 10,900,000 shares of our common stock issued and outstanding held by 37 shareholders of record and no shares of our preferred stock issued and outstanding.

Common Stock

Registered holders of our common stock are entitled to exercise one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or as provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except where otherwise provided by statute or by our articles of incorporation or bylaws, holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. Our articles of incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor. See "Preferred Stock" and "Dividend Policy."

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive pro rata all of our assets available for distribution to such holders. See "Preferred Stock."

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of the date of this prospectus, there were no shares of our preferred stock issued and outstanding. Our board of directors is authorized to divide the authorized shares of preferred stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock, including but not limited to the following:

(a) the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b) whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c) the amount payable upon shares in the event of voluntary or involuntary liquidation;

(d) sinking fund or other provisions, if any, for the redemption or purchase of shares;

(e) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(f) voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with the common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g) subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

We may not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of common stock or other class of stock junior to our preferred stock as to dividends or upon liquidation) in respect of common stock, or other class of stock junior to our preferred stock, nor shall we redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of preferred stock for the current period (and in the case of cumulative dividends, if any, payable to holders of preferred stock for the current period and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payment, in accordance with the terms of the preferred stock, as fixed by our board of directors.

In the event of liquidation of our company, holders of preferred stock shall be entitled to receive, before any payment or distribution on our common stock or any other class of stock junior to our preferred stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such preferred stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such preferred stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of our property and assets, nor any consolidation or merger, shall be deemed to be a liquidation for the purposes of this paragraph.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Warrants

As of the date of this prospectus, there are no warrants outstanding.

Options

As of the date of this prospectus, there are no options to purchase our securities outstanding. We may, however, in the future grant such options and/or establish an incentive stock option plan for our directors, employees and consultants.

Convertible Securities

As of the date of this prospectus, we have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock. We may, however, issue such convertible or exchangeable securities in the future.

Nevada Anti-Takeover Laws

The Nevada Revised Statutes Sections 78.378 through 78.3793, under certain circumstances, place restrictions upon the acquisition of a controlling interest in a Nevada corporation, including the potential requirements of shareholder approval and the granting of dissenters' rights in connection with such an acquisition. As set forth in our articles of incorporation, we have elected not to be governed by these provisions.

LEGAL MATTERS

Lang Michener LLP, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The financial statements included in this prospectus have been audited by MacKay LLP, Chartered Accountants, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing in such financial statements. These financial statements are included in reliance upon the authority of said firm as experts in auditing and accounting.

The geological report for the mineral property was prepared by Ian Foreman, P. Geo., and is included in reliance upon such report given upon the authority of Mr. Foreman as a professional geologist. Since February 5, 2007, Mr. Foreman has served as our Chief Financial Officer, Secretary, Treasurer, Principal Accounting Officer and a director.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes, our articles of incorporation and our bylaws.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on August 22, 2006 under the laws of the State of Nevada. We were extraprovincially registered under the laws of the Province of British Columbia, Canada, on October 26, 2006. On the date of our incorporation we appointed Aaron Ui as our President, Secretary, Treasurer and a director. On February 5, 2007, Mr. Woo was appointed as a director and Mr. Foreman was appointed as Chief Financial Officer, Secretary, Treasurer, Principal Accounting Officer and a director.

DESCRIPTION OF BUSINESS

OVERVIEW

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We have an option to acquire a 100% interest in and to fifty-eight (58) mineral claims that make up the RB Property located in the Finlayson Lake area of the Yukon Territory, Canada. The property underlying our optioned mineral claims covers an area of approximately 1,212 hectares (2,991 acres).

The property covered by our option does not contain any substantiated mineral deposits or reserves of minerals. Accordingly, exploration of the property is required before any determination as to whether any commercially viable mineral deposit may exist. Our plan of operations is to carry out preliminary exploration work on the property in order to ascertain whether advanced exploration is warranted to determine whether the property possesses commercially exploitable mineral deposits. We will not be able to determine whether or not the property contains a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

We acquired our option to acquire the mineral claims in November of 2006. We have obtained a geological report on the underlying property that has recommended an exploration program consisting of two phases. Phase One of our planned exploration program consists of two sub-stages, with estimated costs of $14,000 and $36,575, respectively. We have determined to proceed with stage 1 of Phase One of the recommended exploration program and, if warranted, stage 2 of Phase One. At November 30, 2006, we had cash of $72,334 and working capital of $62,547. Given the other expenditures that we expect to incur within the next twelve months, we believe that we have sufficient funds to enable us to complete stage 1of Phase One of our exploration program. We will, however, require additional financing in order to complete full exploration of the property to determine whether sufficient mineralized material, if any, exists to justify eventual mining and production. Even if we determine that a mineral deposit exists on the property, an economic evaluation must be completed before the economic viability of commercial exploitation of the property could be completed. Both advanced exploration and an economic determination will be contingent upon the results of our preliminary exploration programs and our ability to raise additional financing in order to proceed with advanced exploration and an economic evaluation. There is no assurance that we will be able to obtain any additional financing to fund our exploration activities.

EXPLORATION STAGE COMPANY

We are considered an exploration or exploratory stage company because we are involved in the examination and investigation of land that we believe may contain valuable minerals, for the purpose of discovering the presence of ore, if any, and its extent. Because we are an exploration stage company, there is no assurance that a commercially viable mineral deposit exists on the property covered by our option, and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our future exploration is determined. We have no known reserves of any type of mineral. To date, we have not discovered an economically viable mineral deposit on the property, and there is no assurance that we will discover one.

OUR OPTION TO ACQUIRE MINERAL CLAIMS

On November 1, 2006, we entered into an option agreement with Arcturus Ventures Inc. ("Arcturus"), whereby we purchased an option to acquire a 100% interest in and to fifty-eight (58) mineral claims that make up the RB Property located in the Finlayson Lake area of the Yukon Territory, Canada.

Arcturus is the legal and beneficial owner of the fifty-eight (58) mineral claims (the "Property") that are the subject of our option. Surface rights to the Property are vested with Yukon Territory's government. Under the terms of our option agreement with Arcturus, we have an exclusive option to earn a 100% interest in and to the Property, subject to a 3% net smelter return royalty payable by us to Arcturus.

In order to exercise our option, we must make the following cash payments totalling $400,000 to Arcturus and minimum work expenditures of CDN$1,000,000 (US$860,000 based on the foreign exchange rate on March 13, 2007 of US$0.86:CDN$1.00):

Cash Payments

  payment of $3,500 within ten (10) business days of signing the option agreement (this has been paid);

  payment of $13,000 on the first anniversary of the agreement;

  payment of $20,000 on the second anniversary of the agreement;

  payment of $160,000 on the third anniversary of the agreement; and

  payment of $200,000 on the fourth anniversary of the agreement.

Work Expenditures

  minimum work expenditures of CDN$50,000 (US$43,000) before the first anniversary of the agreement;

  minimum work expenditures of CDN$150,000 (US$129,000) during the second year of the agreement;

  minimum work expenditures of CDN$300,000 (US$258,000) during the third year of the agreement;

  minimum work expenditures of CDN$500,000 (US$430,000) during the fourth year of the agreement;

Pursuant to the terms of our option agreement, if we do not meet the minimum work expenditures and if Arcturus and we agree, we may pay in cash to Arcturus 50% of the difference between the actual expenditures and the minimum work expenditure required for that year in a single payment.

After the conclusion of the third year of the option agreement, Arcturus will, at its election, have the right to buy back a 30% interest in the Property by refunding to us all of our cumulative work expenditures spent as of such date on the Property. If Arcturus chooses to do so, then Arcturus and we will immediately form a joint venture with participating interests being 70% for us and 30% for Arcturus.

In addition, we may, at any time, purchase outright up to 1.5% (or 50% of the total) of the net smelter royalty on the Property by paying $1,000,000 to Arcturus.

PROPERTY UNDERLYING OUR OPTIONED MINERAL CLAIMS

We obtained a geological report on the property underlying our optioned mineral claims, which report was prepared by Ian Foreman, P. Geo., in November 2006. Since February 5, 2007, Mr. Foreman has served as our Chief Financial Officer, Secretary, Treasurer, Principal Accounting Officer and a director. The following description of the property, its history and geology is largely based on the contents of such report.

Property Description and Location

The property underlying our optioned mineral claims is known as the "RB Property" and is located in the Finlayson Lake area of the Watson Lake Mining District in southern Yukon Territory, Canada. The property is approximately 168 kilometers northwest of Watson Lake and 120 kilometers southeast of Ross River.

The property is made up of 58 Yukon Quartz Claims totaling 1,212 hectares (or 2,991 acres).

During the 1990s there were several significant discoveries of Volcanogenic Massive Sulfide (VMS) deposits in the Finlayson Lake area. The property is located approximately 30 kilometers southeast of the Kudz Ze Kayah deposit, 30 kilometers east of the Wolverine deposit and 13 kilometers northwest of the Fyre Lake deposit.

The property was staked by Arcturus between 2001 and 2002 and the mineral claims that are the subject of our option belong 100% to Arcturus. The claims are in good standing and there are no payments of any kind pending on the property.

Surface rights to the property are vested with Yukon Territory's government. The relevant data for the claims that are the subject of our option is as follows:
Claim Name	Grant No.	Expiry Date	Registered Owner	% Owned	NTS #'s
RB 1 - 58	YB93186 - YB93243	August 30, 2007	Arcturus Ventures	100.00	105G07

The following figures provide (i) a map showing the location of the RB Property and (ii) a grid showing our 58 optioned mineral claims.

NORTHWEST
TERRITORIES
ALASKA
YUKON
0 50 100 200
km
N
Dawson
Mayo
The Finlayson
Lake Area
Carmacks
Ross River
The RB
Property
8
Whitehorse
Watson Lake
1
BRITISH COLUMBIA

MAR KED MINERAL EXPLORATION LTD.	
Location of the RB property	
Figure: 1	Date: Nov. 2006
Drafted by: IJF	Scale: as shown

RB 1
RB 2
RB 3
RB 4
RB 5
RB 6
RB 7
RB 8
RB 9
RB 10
RB 11
RB 12
RB 13
RB 14
RB 15
RB 16
RB 17
RB 18
RB 19
RB 20
RB 21
RB 22
RB 23
RB 24
RB 25
RB 26
RB 27
RB 28
RB 29
RB 30
RB 31
RB 32
RB 33
RB 34
RB 35
RB 36
RB 37
RB 38
RB 39
RB 40
RB 41
RB 42
RB 43
RB 44
RB 45
RB 46
RB 47
RB 48
RB 49
RB 50
RB 51
RB 52
RB 53
RB 54
RB 55
RB 56
RB 57
RB 58

MAR KED MINERAL EXPLORATION LTD.

RB property showing individual claims

Figure: 2	Date: Nov. 2006
Drafted by: IJF	Scale: as shown

Access, Climate, Physiography, Local Resources and Infrastructure

The principle access to the Finlayson Lake area is the Robert Campbell highway - a loose surface two lane road that connects Watson Lake in the south to Carmacks in the north. Finlayson Lake is approximately 45 kilometers north of the property. The only direct access to the property is by helicopter.

The nearest community to the property is the town of Ross River, 120 kilometers to the north northwest. Groceries, gas and basic supplies can be bought in Ross River. Watson Lake, approximately 165 kilometers south of the property, is larger than Ross River.

The climate of the Finlayson Lake area is sub-arctic. The mean summer and winter temperatures are 14.9 degrees Celsius and -24.6 degrees Celsius respectively, and the mean summer and winter precipitation average 25.7 centimeters and 21.9 centimeters respectively, with a majority of the winter precipitation being in the form of snow.

There are six separate drainages that flow from the central north-south trending ridge that makes up the centre of the property. All of these have year-round water. In addition, there are two tarns in the north of the property that contain substantial amounts of water.

There is no infrastructure on the property.

Vegetation through the valleys consists predominately of dense buck brush, which grades into thick growths of stunted balsam, black spruce and pine. The upper slopes are host to dwarf willow, and the ridge tops support only lichen and sparse alpine grasses.

History and Prior Exploration

Exploration in the Finlayson Lake area has a long history dating back to Robert Campbell of the Hudson's Bay Company, who established a trading post at Francis Lake in the 1840s. Since then many prospectors have searched for both placer and lode gold deposits.

The discovery of the Anvil lead-zinc deposit in the 1960s changed the face of exploration in the area as Faro became an important centre due to the mine. No further significant discoveries were made in the area until 1993 when Cominco Ltd. ("Cominco") discovered the Kudz Ze Kayah massive sulphide deposit. This discovery was followed by a great amount of ground being staked and large exploration programs over the next four years. In 1995 Westmin Resources (now Boliden) discovered the Wolverine massive sulphide deposit. This was followed up by the discovery of the Fyre Lake massive sulphide deposit by Columbia Gold Mines (now Pacific Ridge Explorations). Between 1997 and 2001 work in the area only consisted of small exploration programs.

During previous work programs, various claim groups have covered different portions of the RB Property. In general, these programs either covered the northern or southern portions of the current 94 RB claims (58 of which RB claims are the subject of our option agreement).

The southern two thirds of the RB Property and area immediately to the south was staked originally as the Tak claims 1-72 in 1966 following an airborne magnetic/electromagnetic survey by Atlas Explorations Ltd. The company carried out prospecting and geochemical sampling later in the summer and staked Tak claims 73-78 that same year. The northern portion of the Tak property covered only the southern most claims of the RB Property. Atlas's geophysical surveys outlined one electromagnetic conductor and two magnetic anomalies. Soil sampling outlined numerous copper-zinc anomalies. Preliminary evaluation of the geophysical and geochemical anomalies attributed them to graphitic horizons within mafic schists and "greenstone intrusives". Bad weather prevented the company from returning to the property to carry out a ground follow-up investigation of the anomalies.

The area immediately to the northeast of the property was originally staked as the Cookie claims in August 1976. Little information exists regarding the original Cookie claims and no assessment work was ever filed. It appears the claims were staked for base metal potential during regional exploration programs for massive sulphide deposits in the 1970s. The immediate area covering the Cookie occurrence was restaked as the Hoop claims 1-94 by B. Macdonald in July 1997. These claims were then allowed to lapse and are now part of the Meg claims that are under option to Firestone Ventures Inc.

The area immediately south of the property was restaked as the Tor claims 1-57 in 1994 by Cominco as part of their regional exploration following the discovery of Kudz Ze Kayah. The Tor property was staked to cover one of many airborne geophysical targets identified during a Cominco survey conducted in early 1994. In 1994, Cominco completed 7.2 kilometers of line cutting, 5.3 kilometers of horizontal loop electromagnetic and total field magnetic surveys, geological mapping, prospecting and soil sampling on the claim block.

In 1996 Arcturus Resources Ltd. (the predecessor to Arcturus Ventures Inc.) staked Ket 1-48 claims. The southern most claims of this group covered the northern most portion of the RB Property. During the same year Consolidated Shoshoni Gold Inc. ("Consolidated Shoshoni") staked the Ball 1-56 claims that were contiguous to the south with the Ket claims and covered the middle three quarters of the current RB Property.

In August and September 1996 both companies carried out soil sampling, geological mapping and prospecting programs on their prospective claim groups. The Ket and Ball claim groups were geologically mapped in 1996 by G.S. Davidson. Consolidated Shoshoni then flew an airborne electromagnetic/magnetic geophysical survey over the Ball claims in May of the following year. The airborne geophysical survey flown over the Ball claims outlined five conductive responses, of which four correlate with anomalous soil geochemistry.

This work lead to the creation of a 50/50 joint venture between Arcturus and Consolidated Shoshoni to explore the claims. This joint venture was short lived as only limited work was done on the properties.

The Ket, Ball, Cookie and Tor claims were all allowed to lapse by their respective owners.

A compilation of the geophysical data collected by Arcturus and Consolidated Shoshoni over the Ket and Ball claims respectively showed a series of interesting magnetic and conductive anomalies. The discrete magnetic anomalies have a good correlation to the mapped ultramafic lenses but the linear magnetic anomalies have yet to be explained. Of particular interest is the northwestern most one, which ends abruptly in the vicinity of the DM showing (described below). The discrete conductive anomalies within the RB Property are all at, or near, the contact between the phyllites and the chlorite schist. A majority (all except two) of these discrete conductive anomalies occur on the eastern side of the property. These conductive anomalies form a greater than 500 meter wide trend that runs to the northwest. This trend appears to split the linear magnetic anomalies and continues to the north of the property. Physical evidence of this corridor has yet to be seen in the field. It is possible that this trend may represent a discrete structural feature.

In 2002, Arcturus retained a geologist to visit the property and write a technical report. The visit was limited to the JD showing (as described below) and a 300 meter traverse to the north of the showing following the contact between the chlorite schist and the overlying phyllite. This traverse identified sporadic magnetite mineralization within the chlorite schist over the entire 300 meters. Four rock samples were taken during that visit. None of these samples contained any sulphides. The northernmost two contained a waxy green secondary mineral that was later identified as garnierite, a nickel and magnesium bearing hydrous silicate. Both of these samples were strongly anomalous in nickel, manganese, strontium and calcium as well as being depleted in iron, vanadium and aluminum. In addition, one of the samples was strongly anomalous in arsenic.

Of particular interest are the high chromium values in some of the samples. The chlorite schists of the Fyre Lake unit are, in general, chromium-rich.

The most recent inspection of the RB Property was done over a three-day period by Arcturus with the primary goal of confirming the geological potential for the property. Only one rock sample was taken for geochemical purposes. At the same time 22 stream silt samples were taken from within or immediately off of the property from the six streams that drain from the property's central ridge.

One grab sample was taken from a pyrite-rich portion of float from scree in the centre of the DM showing. This sample returned indications of copper, cobalt and trace amounts of gold. In comparison to the silt samples in the immediate area this rock sample is depleted in caesium, niobium, rubidium, tin, tantalum, thorium, uranium, tungsten, praseodymium and chromium. The sample also has significantly lower values of hafnium, lanthanum, cerium, neodymium, samarium and europium. Of particular interest, however, is that this rock sample contains only small amounts of chromium, which is not explainable at this stage of the program. It is possible that the chromium was leached from this area, but there is no known mechanism for this to happen. This low level of chromium is unexpected because the lower levels of the rare earth elements suggests that this rock is possibly boninitic in composition, which is typically a chromium-rich rock. It is important to note that this is from only one sample and additional sampling is necessary to determine the chromium content in the chlorite schists throughout the property.

Present Condition and Current State of Exploration

The property underlying our optioned mineral claims presently does not have any mineral reserves. The property is undeveloped and does not contain any open-pit or underground mines. There is no plant or equipment located on the property. The property is not currently subject to any known environmental liabilities.

Geology

Regional Geology

The RB claims lie north of the Tintina Fault, a large trans-current Late Cretaceous to Tertiary fault system with approximately 450 kilometers of displacement. The tectonic setting of the Finlayson Lake area is the segment of the Yukon Tanana terrane that is bounded by northwesterly-trending right lateral faults, the Tintina and Denali faults. This has resulted in the lozenge-shaped Yukon Tanana "banana". During the Eocene, volcanism and sedimentation deposited sequences of basalt, rhyolite, felsic tuff and conglomerate in the Tintina depression. Late Tertiary uplift and faulting preserved Eocene volcanoclastic rocks in structurally complex grabens.

The RB Property is underlain by rocks belonging to a package of rock units termed Layered Metamorphic Rocks, which are composed of both metasediments and metavolcanics. These are associated with various felsic and ultramafic intrusive rocks. The oldest rocks in the area are of probable Pre-Mississippian age and are composed of quartzite or meta-arenite with quartz, muscovite and biotite. These rocks appear to grade upwards into a chlorite schist with interbedded muscovite-tourmaline schist, quartzite and phyllite. This chlorite schist is overlain by a felsic to mafic metavolcanic sequence with minor quartzite and argillaceous marble.

The rocks of the layered metamorphic sequence were subjected to two phases of metamorphism and deformation resulting in green schist and to lower amphibolite facies. A sub-horizontal foliation is subparallel to the compositional layering and is parallel to the axial planes of local recumbent isoclinal folds. In general, the foliation in the area strikes west to northwest and dips gently to the north and northeast. The folds in the region are generally north-verging with the fold axes plunging 5-10O to the west.

Property Geology

There are five different rock types known to outcrop on the RB Property: carbonaceous phyllite, quartz-biotite schist, chlorite schist, ultramafic rocks and granite.

Carbonaceous Phyllite. The carbonaceous phyllite is a greater than 500 meter thick package of rock that typically outcrops at the top of ridges in the Fire Lake area. This is true for the RB Property where the phyllite consistently makes up the uppermost 20 to 150 vertical meters of the central ridge through the middle of the property. The phyllite/chlorite schist contact is relatively flat lying throughout the property and is generally at the 1,550 to 1,600 meter elevation.

In general the unit is finely laminated with alternating millimeter-scale black, grey, white and brown compositional layers. The unit has a consistent dark grey to black appearance but the composition is locally quite variable. The phyllite is generally very fine to fine grained and is locally carbonaceous.

Elsewhere in the region this phyllite unit contains chert, limestone, sandstone and micaceous chlorite schist occurring as thin beds and/or discontinuous lenses.

Quartz-biotite Schist. There is a package of quartz-biotite-muscovite schist that occurs sporadically through the northern portion of the property. It is consistently stratigraphically between the chlorite schist and the overlying phyllite.

This unit is very similar to the metasedimentary rocks of the "transition zone" unit that is located immediately over the Kona Deposit at Fyre Lake. At Fyre Lake the transition unit is composed of alternating beds of metasediments and metavolcanics (intermediate to mafic volcanic rocks) with individual beds varying from 10 centimeters to greater than 20 meters in thickness.

To date only the felsic schist portion of this unit has been seen at the RB Property and it remains unclear if this unit is associated with a synvolcanic growth fault as it is at Fyre Lake.

The Fire Lake Unit (Chlorite Schist). The Fire Lake Unit is made up predominately of varieties of biotite-actinolite-chlorite schist that is greater than 800 meters in thickness. Within the RB Property the thickness of the unit is unknown. The unit is predominately made up of a strongly deformed succession of quartz-chlorite and quartz-actinolite-chlorite schists. These schists represent a series of mafic, to possibly intermediate, flows, tuffs and fragmentals. The mafic schist is typically medium green in color and very fine grained. The modal mineralogy is generally quite simple throughout as chlorite, biotite and quartz have been identified from both hand samples and drill core. Chlorite, which makes up a bulk of the groundmass, is rarely seen in crystals greater than 2 millimeters. Biotite most commonly occurs as 1 to 5 millimeter lenses that are concentrated to form 2 to 5 centimeter wide rough bands. Preliminary petrographic studies noted that some of the biotite is green, suggesting that field descriptions locally overestimated the modal percentage of chlorite. The same study also identified tremolite, plagioclase, potassium feldspar, muscovite, carbonate and apatite crystals up to 1 millimeter long throughout the groundmass.

The Fire Lake Unit includes felsic schist of volcanic and volcaniclastic protolith of various thickness as well as siliceous carbonaceous phyllite. These rock types overlie the chlorite schist and essentially form a transition between the chlorite schists and the carbonaceous phyllite and quartzite.

Ultramafic Rocks. The unit includes coarse-grained whitish-green leucoamphibolite (meta-gabbro), medium to dark green amphibolite (meta-pyroxinite) and dun-colored meta-ultramafic rocks that are prominent in aeromagnetic surveys. In the vicinity of the RB Property the ultramafic rocks are made up of talc, magnetite, serpentine, tremolite, phlogopite, orthopyroxine, relict olivine and possibly chromite.

There are four distinct areas with this ultramafic unit that occur at or near the northeastern margin of the property. These four areas of ultramafic rocks have been interpreted to actually belong to one near-continuous sheet that is dissected by topography in such a way as to appear fragmented. Although it has been interpreted to have been offset by a fault coincident with the North River, this sheet is interpreted to continue to the east where it is considerably thicker.

Granite. A small foliated tan to white granitic dyke, which appears to be of the Permian age, outcrops in the centre of the ridge at the northern end of the property. This dyke appears to have very limited extent and has not been seen elsewhere in the property.

Several hundred meters to the west from this area a large boulder of weakly foliated two mica granite occurs on a west facing slope. This approximately 1.5 by 1.0 meter boulder has not been traced to a source outcrop. The rock contains approximately 8 to 10 percent of sub- to euhedral 0.5 to 3 millimeter black biotite and 5 to 8 percent of sub- to euhedral white to cream muscovite surrounded by a typical granitoid groundmass made up of less than 0.5 to 5 millimeter grains of quartz and feldspar. The foliation is particularly evident due to the alignment of the micas. This rock type has not previously been identified within the RB Property and the identification of two mica granite in outcrop would have significant implications with regards to the emerald potential of the property.

Mineralization

To date there are two gold-base metal showings within the RB Property: the JD showing and the DM showing.

The JD Showing

The JD showing is located approximately 75 meters to the southwest of the small lake located in the northeast corner of the property. The documented sampling of the showing was done in August of 1997 when it was part of the Ball claims.

The showing is approximately 5 meters wide and 2 meters tall and is made up of strongly foliated chlorite schist. Throughout the outcrop is 3 to 5 percent 2 to 6 millimeter sub- to euhedral black crystals of magnetite that tend to occur loosely within 5 to 10 centimeter thick horizons. The magnetite crystals at this location appear to be predominately porphyroblasts as they crosscut the foliations. Pyrite also occurs throughout the showing and makes up less than 1 percent. It is locally concentrated within horizons and makes up 5 to 8% within those horizons as local 2 to 5 millimeter blebs but predominately as euhedral cubes up to 3 millimeters in dimension. Trace amounts of chalcopyrite occur throughout the showing but chalcopyrite appears to be more concentrated towards the lowest exposed portions of the showing. The chalcopyrite typically occurs as 1 to 4 millimeter irregular blebs.

The DM showing:

The DM showing is a new discovery that was made during the 2003 field visit. The showing is very large and measures at least 150 meters in width and 40 meters in true thickness. The showing is actually made up of about 6 large outcrops within this area.

Mineralization through the showing is made up of intermittent centimeter-scale bands that are locally concentrated into visible horizons. In general, the mineralization grades from magnetite-rich upwards to sulphide-rich with the magnetite-rich mineralization making up a majority of the known mineralization. The magnetite is generally 0.5 to 3 millimeters in size and occurs as subhedral black crystals. Pyrite occurs throughout the showing. In the lower portions it occurs only in trace amounts whereas in the upper, more sulphide rich zone, pyrite makes up approximately 1 to 2 percent of the rock and occurs as concentrations of very fine grains, irregular blebs and euhedral crystals that are up to 3 millimeters in dimension. Chalcopyrite has only been noted locally and occurs in trace amounts. The chalcopyrite typically occurs as 1 to 4 millimeter irregular blebs.

The chlorite schist at the JD showing is much more strongly foliated than in the surrounding outcrops where there are locally well preserved pillowed textures. It is also appears to have a much stronger foliation than the rocks of the DM showing. It is thought that this is probably due to the original composition of the mafic protolith - the protolith at JD was probably more basic than that at DM.

No Reserve Estimates

Exploration within the RB Property is still in the earliest stage, hence there are no existing resources and none shall be estimated without an additional technical report.

Interpretations and Conclusions of the Geological Report

As stated above, Ian Foreman, our current Chief Financial Officer, Secretary, Treasurer, Principal Accounting Officer and a director, was the author of the November 2006 geological report that formed the basis for the disclosure starting under the heading "Property Underlying Our Optioned Mineral Claims" above. Based on his findings, Mr. Foreman concluded that the property has the potential to host a Beshi-style Volcanogenic Massive Sulphide (VMS) deposit. This is based on the fact that the property has similar geology to the Fyre Lake property and there are two direct correlations between the two: 1) they are both located within the same portion of the local stratigraphy and 2) both are located at the southwest extremity of a package of comagmatic ultramafic rocks. Within the property, the prospective stratigraphy for hosting a beshi-style VMS deposit has been preserved under the overlying phyllites. In addition, there is the potential to infer a northwest trending growth fault within the northern portion of the property. Although this has yet to be proven, the ramifications of a growth fault within the property would be significant in adding to the VMS potential of the property. Mr. Foreman concluded in his report that the RB Property contains excellent exploration targets that warrant additional work programs.

OUR PLANNED EXPLORATION PROGRAM

The author of the geological report, Mr. Foreman, recommends a results-based two phase exploration program, as described below.

Phase One

Phase One of the proposed exploration program consists of two stages.

Stage 1

Because work has not been performed on the property in three years, stage 1 of Phase One of the exploration recommended for the property involves geological mapping, detailed sampling of known exposures and prospecting, which should also include additional silt sampling.

The geological report recommends that geological mapping at a scale of 1:5,000 should be performed over the entire property. The JD and DM showings should be sampled and mapped in detail. The JD showing should be further exposed with a limited amount of trenching. Because the DM showing is significant in size, a series of sample lines should be created along the strike of the exposure. In addition, the property needs to be prospected in detail with the emphasis being each of the drainages as well as all the areas below the treeline. The beryllium anomalies from the middle drainage on the eastern side of the property should be followed up with additional silt sampling and local panning. The uppermost part of the central drainage on the western side of the property should be prospected in detail (possibly by a geologist) in order to identify a source for the granite boulder.

Proposed Budget: Phase One (Stage 1)

Phase One - Stage 1 (estimated 6 days work)	Budgeted Expense
Geological mapping, sampling and detailed mapping of JD and DM showings, and other work as described above	$ 14,000

Stage 2

Stage 2 of Phase One may be run immediately after the completion of the first stage if management sees fit, because there would be certain cost advantages to running the two stages concurrently.

In addition to the proposed work detailed here, management may decide that the property should be larger, and in that event it is recommended that at the beginning of stage 2 extra claims should be staked. The cost of staking these additional claims is not included in the proposed budget set forth below.

The geological report recommends that stage 2 should involve the cutting of a grid through the entire property with baselines spaced at 1 kilometer intervals. These baselines should be cut at 235 degrees. Two baselines were started during the 2001 field season; currently baseline 100 W is 1.0 kilometers in length and baseline 110 W is 2.5 kilometers in length. They are tied together by line 110 N, which is currently 1.0 kilometers in length. To complete the ultimate grid, no more than an additional 10 kilometer of baselines needs to be cut, and tie line 110 N would have to be extended by 2.0 kilometers. The sample lines would then be run 100 meters apart by a two person sample team who would then tie in the lines with the baselines. These lines should be sampled every 50 meters but only every second sample should be sent for analysis. In the event of anomalous results the surrounding samples (at a spacing of 50 meters) should then be run. In addition, an additional 15 to 20 stream silt samples need to be taken in order to fill in the gaps of the previous sampling and act as checks.

The geophysics that already cover the property (covering the old Ket and Ball claims) is sufficient and no additional geophysics is warranted at this time.

Proposed Budget: Phase One (Stage 2)

Phase One - Stage 2 (estimated 12 days work)
Personnel: 4 samplers/line cutters @ 175/day 1 geological assistant @ 200/day	$ 8,400 $ 2,400
Detailed mapping: 1 geologist (5 days) @ 300/day	$ 1,500
Prospecting: 1 prospector (5 days) @ 175/day	$ 875
Assays: 300 soil samples @ 25/sample 35 silt/rock samples @ 30/sample	$ 7,500 $ 1,050
Camp and support	$ 12,000
Transportation: helicopter (3 hrs) @ 950/hour	$ 2,850
Total for Phase One - Stage 2	$ 36,575 ======

Note that this recommended stage 2 work is scaleable and therefore only portions of the proposed grid may be cut and sampled with expectations that the remainder of the grid be cut and sampled at a later date.

Phase Two

Should the results from Phase One be sufficient, the geologist report recommends that a Phase Two should be designed around a small diamond drilling program. 1,000 meters of drilling should be sufficient to test the two known showings and any other zone that may be found during Phases One and Two.

Proposed Budget: Phase Two

Phase Two (estimated 15 days work)
Personnel: 1 geological assistant @ 200/day 1 geologist @ 300/day	$ 3,000 $ 4,500
Drilling: 1,000 meters at 150/m	$ 150,000
Assays: 200 core samples @ 30/sample	$ 6,000
Camp and support	$ 10,000
Transportation: helicopter (11 hrs) @ 950/hr	$ 10,450
Contingency: 10 percent	$ 19,000
Total for Phase Two	$ 202,950 =========

Plans Regarding Exploration Program

We expect to commence stage 1 of Phase One of the exploration program in June or July of 2007, depending on weather conditions and the availability of personnel and equipment. Upon completion of stage 1 of Phase One, we intend to undertake stage 2 of Phase One, although we do not have specific plans to do so at this time and we believe that we will need to raise additional funding in order to complete stage 2 of Phase One.

Our Board of Directors will make a determination whether to proceed with further exploration work upon completion of Phase One. In completing this determination we will assess whether the results of Phase One are sufficiently positive to enable us to obtain any additional financing that we will then require. This analysis will include an assessment of the market for financing of junior mineral exploration projects at the time of our assessment.

To date, we have spent no exploration expenditures on the property, other than amounts spent in completing the geological report on the property. We have not chosen anyone specific to conduct exploration work on the property. We intend to choose a geologist recognized in the Yukon Territory who has had experience working in the regional area of the property.

COMPLIANCE WITH GOVERNMENT REGULATION

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the Yukon Territory. Work permits, if needed, will be subject to review by the proper authorities. At this time the proposed Phase One of our planned exploration would not need permits to proceed.

To keep a property in good standing in the Yukon Territory there must be CDN$100 (US$86 based on the foreign exchange rate on March 13, 2007 of US$0.86:CDN$1.00) of exploration expenditures performed per claim each year. In event that work is not performed on a property, the CDN$100 per claim can be paid in lieu of performing such work. In the case of the property, CDN$5,800 (US$4,988) of exploration expenditures must be spent before August 30, 2007 in order to maintain the property in good standing for an additional year. In the event that more than CDN$5,800 is spent on the property, this can be pooled to keep the property in good standing for more than one year.

Any testing work undertaken on the property must be conducted in a manner that minimizes disruption to the environment and must comply with applicable legislation including the Waters Act (Yukon Territory).

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. The amount of these costs is not known at this time, and because we do not know the size or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings or our competitive position.

COMPETITION

We are a junior mineral resource exploration company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to achieve the financing necessary for us to conduct further exploration of our mineral properties.

We will also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We will also be compete with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

EMPLOYEES

As of the date of this prospectus we have no significant employees other than the officers and directors described above under "Directors, Executive Officers, Promoters and Control Persons". We intend to retain independent geologists and consultants on a contract basis to conduct the work programs on the mineral property in order to carry our plan of operations.

RESEARCH AND DEVELOPMENT EXPENDITURES

We have not incurred any research or development expenditures since our incorporation.

SUBSIDIARIES

We do not have any subsidiaries.

PATENTS AND TRADEMARKS

We do not own, either legally or beneficially, any patent or trademark.

REPORTS TO SECURITY HOLDERS

At this time we are not required to provide annual or quarterly reports to security holders. We plan to register our common stock under the Exchange Act concurrent with the effectiveness of the registration statement of which this prospectus forms a part. Thereafter, annual reports will be delivered to security holders as required or they will be available online. In addition, our stockholders and the general public will be able to view and download copies of all of our filings with the SEC, including annual reports, quarterly reports and all other reports required under the Exchange Act, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings.

DESCRIPTION OF PROPERTIES

Our executive offices are located at 555 Jervis Street, Suite 1602, Vancouver British Columbia, Canada, V6E 4N1. We also have an option to acquire a 100% interest in and to fifty-eight (58) mineral claims that make up the RB Property located in the Finlayson Lake area of the Yukon Territory, Canada, as described herein under "Description of Business."

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

PLAN OF OPERATIONS

Our plan of operations for the next twelve months is to complete the following objectives within the time periods specified, subject to our obtaining the funding necessary for the continued exploration of the property underlying our mineral claims option:

    Register our shares for resale by our selling stockholders and then obtain a trading symbol to trade our shares over the OTC Bulletin Board. Our first milestone is to complete the registration of our shares for resale by the selling stockholders named in this prospectus, effect registration of our common stock as a class under the Exchange Act concurrently with the effectiveness the registration statement of which this prospectus forms a part, and then obtain a trading symbol to facilitate quotation of our shares on the OTC Bulletin Board. We began this process in October 2006, upon closing of our subscriptions. We plan to apply to the NASD for a trading symbol to begin trading our shares on the OTC Bulletin Board once our common stock has been registered as a class under the Exchange Act. The remaining costs are expected to be approximately $20,000 to complete this milestone. The nature of these costs are audit, legal, transfer agent fees and SEC registration costs.

    We plan to conduct stage 1 of Phase One of our recommended exploration program on the property underlying our mineral claims option. Stage 1 of Phase One will consist of geological mapping, sampling, trenching and other preliminary work, and is estimated to cost approximately $14,000. We expect to commence stage 1 of Phase One of our exploration program in June or July of 2007, depending on weather conditions and the availability of personnel and equipment. Stage 1 of Phase One is expected to take approximately 6 days to complete. In addition, we may proceed with stage 2 of Phase One, which consists of cutting of a grid through the property, performing assays and other related work, and is estimated to cost approximately $36,575. We anticipate that we will have to raise additional funding in order to complete any such stage 2 work.

    If warranted by the results of Phase One, we may proceed with Phase Two of a recommended exploration program, which is estimated to cost approximately $202,950. We do not have current plans to proceed to Phase Two within the next twelve months, and we anticipate that we will have to raise additional funding in order to conduct any such Phase Two work program.

    We anticipate spending approximately $1,000 in ongoing general and administrative expenses per month for the next twelve months, for a total anticipated expenditure of $12,000 over the next twelve months. The general and administrative expenses for the year will consist primarily of professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as transfer agent fees and general office expenses.

Thus, we estimate that our expenditures over the next twelve months will be approximately $82,575 ($20,000 to complete the registration of our shares and begin trading on the OTC Bulletin Board, $14,000 to complete stage 1 of Phase One of our recommended exploration program, $36,575 to complete stage 2 of Phase One of our recommended work program, and $12,000 to cover ongoing general and administrative expenses). As at November 30, 2006, we had cash reserves of $72,334 and working capital of $62,547. We anticipate that our cash and working capital will be sufficient to enable us to complete stage 1 of Phase One of our exploration program and to pay for the costs of this offering and our general and administrative expenses for the next 12 months. However, our ability to complete stage 2 of Phase One and Phase Two of the recommended work program will be subject to us obtaining additional financing as these expenditures will exceed our cash reserves.

During the 12 month period following the date of this prospectus, we anticipate that we will not generate any revenue. Accordingly, we will be required to obtain additional financing in order to continue our plan of operations. We believe that debt financing will not be an alternative for funding additional phases of exploration as we do not have tangible assets to secure any debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund our exploration program beyond stage 1 of Phase One of such program. In the absence of such financing, we will not be able to continue exploration of the property underlying our mineral claims option and our business plan will fail. Even if we are successful in obtaining equity financing to fund our complete exploration program, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of the property underlying our mineral claims option following the completion of Phase Two. If we do not continue to obtain additional financing, we will be forced to abandon our option and our plan of operations will fail.

We may consider entering into a joint venture arrangement to provide the required funding to develop the property underlying our mineral claims option. We have not undertaken any efforts to locate a joint venture participant. Even if we determined to pursue a joint venture participant, there is no assurance that any third party would enter into a joint venture agreement with us in order to fund exploration of the property underlying our mineral claims option. If we entered into a joint venture arrangement, we would likely have to assign a percentage of our interest in our option to the joint venture participant.

RESULTS OF OPERATIONS

In the following discussions references to 2006 are to the period from incorporation (August 22, 2006) to November 30, 2006.

Revenues

We have had no operating revenues since our incorporation on August 22, 2006 to November 30, 2006. We anticipate that we will not generate any revenues for so long as we are an exploration stage company.

General and Administrative Expenses

Our general and administrative expenses for 2006 are summarized below:
General and administrative expenses	Period Ended November 30, 2006
Legal	$6,287
Mineral Property Costs	3,500
Office Expenses	2,166
Professional Fees	8,500
Total general and administrative expenses	$20,453

LIQUIDITY AND CAPITAL RESOURCES

We had cash of $72,334 and working capital of $62,547 at November 30, 2006.

Plan of Operations

We estimate that our total expenditures over the next twelve months will be approximately $82,575, as outlined above under the heading "Plan of Operations". We anticipate that our cash and working capital will be sufficient to enable us to complete stage 1 of Phase One of our exploration program and to pay for the costs of this offering and our general and administrative expenses for the next 12 months. However, our ability to complete stage 2 of Phase One and Phase Two of our recommended work program will be subject to us obtaining adequate financing as these expenditures will exceed our cash reserves. We anticipate that our cash and working capital will be sufficient to enable us to sustain our operations for the next twelve months, provided that we do not complete stage 2 of Phase One or commence Phase Two during this period. If we determine to complete stage 2 of Phase One or commence Phase Two of our planned exploration program during the next twelve months, then we will require additional financing.

Cash Used in Operating Activities

Cash used in operating activities was $10,666 for 2006. We anticipate that cash used in operating activities will increase in 2007 as discussed under "Plan of Operations".

Cash from Financing Activities

We have funded our business to date primarily from sales of our common stock. From our incorporation, on August 22, 2006, to November 30, 2006, we have raised a total of $85,000 from private offerings of our securities.

There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing. If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to continue our exploration of the property underlying our mineral claims option and our venture will fail.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Future Financings

We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing shareholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned exploration activities.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

    any of our directors or officers;

    any person proposed as a nominee for election as a director;

    any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or

    any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the above persons.

Purchase of Shares by Aaron Ui

Aaron Ui, our President, Chief Executive Officer, Principal Executive Officer and a director, acquired 5,000,000 shares of our common stock at a price of $0.001 per share. Mr. Ui paid a total purchase price of $5,000 for these shares on August 24, 2006.

Contract for Consulting Services with Foremost Geological Consulting

Ian Foreman, who has served as our Chief Financial Officer, Secretary, Treasurer, Principal Accounting Officer and director since February 5, 2007, is the principal of Foremost Geological Consulting. We entered into a contract for consulting services with Foremost Geological Consulting on November 1, 2006, whereby Foremost agreed to provide certain services to us. To date, we have paid Foremost Geological Consulting approximately CDN$2,120 (including CDN$120 representing goods and service tax) under this contract. CDN$2,120 is equivalent to approximately US$1,823 based on the foreign exchange rate on March 13, 2007 of US$0.86:CDN$1.00).

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate seeking sponsorship for the trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration of our common stock as a class under the Exchange Act, which we anticipate will occur concurrently with the effectiveness the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this prospectus we had 37 registered shareholders.

Rule 144 Shares

None of our issued and outstanding shares of common stock are presently available for resale to the public in accordance with the requirements of Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

    1% of the number of shares of the company's common stock then outstanding which, in our case, will equal approximately 109,000 shares as of the date of this prospectus; or

    the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k) a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus Aaron Ui, our President, Chief Executive Officer, Principal Executive Officer and a director, owns no shares that will be eligible for Rule 144 sales. As an affiliate Mr. Ui will be subject to the volume limitations discussed above and must complete any sales pursuant to Rule 144 in accordance with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus none of the present shareholders of our common stock may sell their shares to the public in accordance with Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

We have not granted registration rights to the selling stockholders or to any other person.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

    we would not be able to pay our debts as they become due in the usual course of business; or

    our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below summarizes all compensation awarded to, earned by or paid to our executive officers by any person for all services rendered in all capacities to us from the date of our incorporation on August 22, 2006, until November 30, 2006.

Name and Principal Position	Year	Annual Compensation			Long Term Compensation			All Other Compen- sation ($)
		Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Awards	Securities Underlying Options/SARS (#)	LTIP payouts ($)
Aaron Ui President, Chief Executive Officer and Principal Executive Officer	Incorp. to November 30, 2006	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Ian Foreman Chief Financial Officer, Secretary, Treasurer and Principal Accounting Officer	Incorp. to November 30, 2006	Nil	Nil	Nil	Nil	Nil	Nil	Nil

EMPLOYMENT AGREEMENTS

Currently, we do not have an employment or consultant agreement with either of Messrs. Ui or Foreman. Currently, we do not pay any salary to Messrs. Ui or Foreman.

COMPENSATION OF DIRECTORS

We do not pay our directors any fees or other compensation for acting as directors. We have not paid any fees or other compensation to any of our directors for acting as directors to date. Ian Foreman, who has served as our Chief Financial Officer, Secretary, Treasurer, Principal Accounting Officer and director since February 5, 2007, is the principal of Foremost Geological Consulting. We entered into a contract for consulting services with Foremost Geological Consulting on November 1, 2006, whereby Foremost agreed to provide certain services to us. To date, we have paid Foremost Geological Consulting approximately CDN$2,120 (including CDN$120 representing goods and service tax) under this contract. CDN$2,120 is equivalent to approximately US$1,823 based on the foreign exchange rate on March 13, 2007 of US$0.86:CDN$1.00).

STOCK OPTION GRANTS

We have not granted any stock options to any of our directors and officers since incorporation on August 22, 2006.

EXERCISES OF STOCK OPTIONS AND YEAR-END OPTION VALUES

None of our directors or officers have exercised any stock options since incorporation on August 22, 2006.

OUTSTANDING STOCK OPTIONS

None of our directors or officers hold any options to purchase any shares of our common stock.

__________

FINANCIAL STATEMENTS

The following consolidated financial statements of Mar Ked listed below are included with this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

Audited financial statements from the period from incorporation (August 22, 2006) to November 30, 2006, including:

  Report of Independent Registered Public Accounting Firm

  Balance Sheet

  Statement of Operations

  Cash Flow Statement

  Statement of Stockholders' Equity

  Notes to the Financial Statements

CHARTERED ACCOUNTANTS MacKay LLP	1100 - 1177 West Hastings Street Vancouver, BC V6E 4T5 Tel: 604-687-4511 Fax: 604-687-5805 Toll Free: 1-800-351-0426 www.MacKayLLP.ca

Report of Independent Registered Public Accounting Firm

To the Shareholders of
Mar Ked Mineral Exploration, Inc.
(an Exploration Stage Enterprise)
Vancouver, Canada

We have audited the balance sheet of Mar Ked Mineral Exploration, Inc. (an Exploration Stage Enterprise) as at November 30, 2006 and the statement of operations, stockholders' equity, and cash flows for the period from incorporation on August 22, 2006 to November 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 2006 and the results of its operations and its cash flows for the period from incorporation on August 22, 2006 to November 30, 2006 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to financial statements, the Company is in the exploration stage, and has no permanently established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 2, raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada. January 4, 2007	"MacKay LLP" Chartered Accountants

MAR KED MINERAL EXPLORATION, INC.
(An Exploration Stage Company)
BALANCE SHEET
AT NOVEMBER 30, 2006

(Stated in US Dollars)

ASSETS
CURRENT ASSETS
Cash	$ 72,334
Prepaid expenses and deposits	2,635
Total Assets	$74,969 ======
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 12,422
Total Liabilities	12,422

STOCKHOLDERS' EQUITY
Authorized:
100,000,000 preferred shares, par value $0.001 per share
100,000,000 common shares, par value $0.001 per share
Issued and outstanding:
10,900,000 common shares issued and outstanding (Note 5)	10,900
Additional paid in capital	74,100
Subscription receivable	(2,000)
Deficit - Accumulated during exploration stage	(20,453)

Total Stockholders' Equity	62,547
Total Liabilities and Stockholders' Equity	$74,969 ======
Going concern (Note 2) Commitments (Note 6)

The accompanying notes are an integral part of these financial statements.

MAR KED MINERAL EXPLORATION, INC.
(An Exploration Stage Company)
STATEMENT OF OPERATIONS
FOR THE PERIOD ENDED NOVEMBER 30, 2006

(Stated in US Dollars)

Cumulative amounts from inception to November 30, 2006
GENERAL AND ADMINISTRATIVE EXPENSES
Accounting and auditing	$ 8,500
Bank charges and interest	46
Consulting	2,120
Legal	6,287
16,953

MINERAL PROPERTY EXPLORATION EXPENSE (Note 6)
Acquisition costs	3,500

NET LOSS FOR THE PERIOD	$(20,453) =======

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.003) =======
WEIGHTED AVERAGE NUMBER OF BASIC AND DILUTED COMMON SHARES OUTSTANDING
6,475,000 ========

The accompanying notes are an integral part of these financial statements.

MAR KED MINERAL EXPLORATION, INC.
(An Exploration Stage Company)
CASH FLOW STATEMENT
FOR THE PERIOD ENDED NOVEMBER 30, 2006

(Stated in US Dollars)

Cumulative amounts from inception to November 30, 2006
OPERATING ACTIVITIES
Net loss for the period	$ (20,453)
Changes in non-cash working capital items
Prepaid expenses and deposits	(2,635)
Accounts payable and accrued liabilities	12,422
Cash used by operating activities	(10,666)

INVESTING ACTIVITY	-

FINANCING ACTIVITY
Common stock issued for cash	83,000
Cash provided by financing activity	83,000

CASH INCREASE	72,334

CASH, BEGINNING OF PERIOD	-

CASH, END OF PERIOD	$72,334 =======

SUPPLEMENTAL DISCLOSURE:
Interest paid	$ -
Income taxes paid	$ -
NON-CASH TRANSACTIONS:
Shares issued for share subscription receivable	$ 2,000

The accompanying notes are an integral part of these financial statements.

MAR KED MINERAL EXPLORATION, INC.
(An Exploration Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIOD ENDED NOVEMBER 30, 2006

(Stated in US Dollars)
	(Note 5) Common Shares		Additional Paid In Capital	Share Subscription Receivable	Deficit Accumulated During Exploration Stage	Total Stockholders' Equity
	Number of Shares	Amount
Shares issued for cash @ $0.001 on August 24, 2006	5,000,000	$5,000	$ --	$ --	$ --	$ 5,000
Shares issued for cash @ $0.01 on October 28, 2006	5,000,000	5,000	45,000	--	--	50,000
Shares issued for cash @ $0.02 on October 30, 2006	500,000	500	9,500	--	--	10,000
Shares issued for cash @ $0.05 on October 30, 2006	400,000	400	19,600	(2,000)	--	18,000
Net loss for the period ended November 30, 2006	--	--	--	--	(20,453)	(20,453)
Balance, November 30, 2006	10,900,000 ========	$10,900 ======	$74,100 ======	$(2,000) ======	$(20,453) ========	$62,547 =======

The accompanying notes are an integral part of these financial statements.

MAR KED MINERAL EXPLORATION, INC.
(An Exploration Stage Company)
FINANCIAL STATEMENTS
FOR THE PERIOD ENDED NOVEMBER 30, 2006

(Stated in US Dollars)

1.   ORGANIZATION AND DESCRIPTION OF THE BUSINESS

Mar Ked Mineral Exploration, Inc. (the "Company") is a private company incorporated on August 22, 2006 under the laws of the State of Nevada and extraprovincially registered under the laws of the Province of British Columbia on October 27, 2006.

The Company is an exploration stage company engaged in the acquisition, exploration, and development of resource properties.

The Company has elected a fiscal year-end of November 30.

2.   GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company incurred a net loss of $20,453 for the period ended November 30, 2006. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital, and other cash requirements.

The ability of the Company to emerge from the exploration stage is dependent upon, among other things, obtaining additional financing to continue operations, explore and develop mineral properties, and the discovery, development and sale of ore reserves.

In response to these problems, management intends to raise additional funds through public or private placement offerings. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.   BASIS OF PRESENTATION

These financial statements have been prepared in accordance with U.S. generally accepted accounting principles for financial information and with the instructions to Form 10-KSB and Item 310(b) of Regulation S-B. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period ended November 30, 2006 are not necessarily indicative of the results that may be expected for any interim period or an entire year.

4.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies which affect the Company are summarized below:

i)          Exploration Stage Company

The Company is considered to be in the Exploration stage. The Company is devoting substantially all of its present efforts to exploring and developing the mineral property in the Yukon Territories, Canada.

MAR KED MINERAL EXPLORATION, INC.
(An Exploration Stage Company)
FINANCIAL STATEMENTS
FOR THE PERIOD ENDED NOVEMBER 30, 2006

(Stated in US Dollars)

4.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

ii)          Accounting Method

The accounting and reporting policies of the Company conform to United States generally accepted accounting principles applicable to exploration stage enterprises.

iii)         Mineral Property Exploration and Development

The Company is in the exploration stage and has not yet realized any revenue from its planned operations. It is primarily engaged in the acquisition, exploration, and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. Such costs will be depreciated using the units-of-production method over the estimated life of the probable reserve.

iv)         Loss Per Share

The Company has adopted Financial Accounting Standards Board ("FASB") Statement Number 128, "Earnings per Share," ("EPS") which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS.

Basic loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Diluted loss per share is the same as basic loss per share, as there are no dilutive instruments outstanding.

v)          Provision for Taxes

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with SFAS Number 109, "Accounting for Income Taxes," which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carry-forwards when realization is more likely than not.

vi)         Use of Estimates

The process of preparing financial statements requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements; accordingly, upon settlement, actual results may differ from estimated amounts.

vii)        Cash and Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less at the date of acquisition to be cash equivalents and which, in the opinion of management, are subject to an insignificant risk of loss in value.

MAR KED MINERAL EXPLORATION, INC.
(An Exploration Stage Company)
FINANCIAL STATEMENTS
FOR THE PERIOD ENDED NOVEMBER 30, 2006

(Stated in US Dollars)

4.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

viii)       Derivative Instruments

At November 30, 2006, the Company had not engaged in any transactions that would be considered derivative instruments or hedging activities.

ix)        Compensated Absences

The Company has no employees. At such time as the Company hires personnel, its employees will be entitled to paid vacation, paid sick days, and personal days off depending on job classification, length of service, and other factors. The Company's policy will be to recognize the cost of compensated absences when actually paid to employees.

x)          Foreign Currency Translations

The Company's functional currency is the U.S. dollar. The Company's reporting currency is the U.S. dollar. All transactions initiated in Canadian dollars are translated into U.S. dollars in accordance with SFAS No. 52 "Foreign Currency Translation" as follows:

a) monetary assets and liabilities at the rate of exchange in effect at the balance sheet date; and

b) revenue and expense items at the average rate of exchange prevailing during the period.

For foreign currency transactions, the Company translates these amounts to the Company's functional currency at the exchange rate effective on the invoice date. If the exchange rate changes between the time of purchase and the time actual payment is made, a foreign exchange transaction gain or loss results which is included in determining net income for the period.

xi)         Fair Value of Financial Instruments and Derivative Financial Instruments

The Company has adopted Statement of Financial Accounting Standards ("SFAS") Number 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." The carrying amounts of cash and cash equivalents and amount due to related party approximate their fair values because of the short maturity of these items. Certain fair value estimates may be subject to and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. The Company does not hold or issue financial instruments for trading purposes, nor does it utilize derivative instruments in the management of its foreign exchange, commodity price, or interest rate market risks.

All significant financial assets, financial liabilities, and equity instruments of the Company are either recognized or disclosed in these financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk, and credit risk. Where practicable, the fair value of financial assets and financial liabilities have been determined and disclosed; otherwise, only available information pertinent to the fair value has been disclosed.

xii)        Stock Based Compensation

The Company accounts for stock-based compensation issued to employees based on SFAS No. 123R "Share Based Payment". SFAS No. 123R is a revision of SFAS No. 123 "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R does not change the

MAR KED MINERAL EXPLORATION, INC.
(An Exploration Stage Company)
FINANCIAL STATEMENTS
FOR THE PERIOD ENDED NOVEMBER 30, 2006

(Stated in US Dollars)

4.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

xii)        Stock Based Compensation (continued)

accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". SFAS 123R does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans".

SFAS 123R requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The scope of SFAS 123R includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123R as of the first interim or annual reporting period that begins after June 15, 2005. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. For non-public entities, SFAS 123R must be applied as of the beginning of the first annual reporting period beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

As at November 30, 2006, the Company had no stock-based compensation plans nor had it granted options to employees. No stock-based employee compensation cost is reflected in the net loss as no options had been granted.

xiii)       Segmented Reporting

SFAS Number 131, "Disclosure About Segments of an Enterprise and Related Information", changed the way public companies report information about segments of their business in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers.

For the period ended November 30, 2006, all operations took place in Canada.

xiv)       Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition in Financial Statements."

As at November 30, 2006, the Company had no revenues to report.

xv)        Recently Adopted Accounting Standards

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements " ("SFAS No. 157"). SFAS 155 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this statement relate

MAR KED MINERAL EXPLORATION, INC.
(An Exploration Stage Company)
FINANCIAL STATEMENTS
FOR THE PERIOD ENDED NOVEMBER 30, 2006

(Stated in US Dollars)

4.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

xv)        Recently Adopted Accounting Standards (continued)

to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. The statement is effective for fiscal years beginning after November 15, 2007 and interim periods with those fiscal years.

The adoption of this new pronouncement is not expected to have a material effect on the Company's interim consolidated financial position or results of operations.

5.   COMMON SHARES

On August 24, 2006, the Company issued 5,000,000 common shares valued at $0.001 per share for gross proceeds of $5,000.

On October 28, 2006, the Company issued 5,000000 common shares valued at $0.01 per share for gross proceeds of $50,000.

On October 30, 2006, the Company issued 500,000 common shares valued at $0.02 per share for gross proceeds of $10,000.

On October 30, 2006, the Company issued 400,000 common shares valued at $0.05 per share for gross proceeds of $20,000, of which $2,000 was received subsequent to the year end.

6.    MINERAL PROPERTY EXPLORATION AND DEVELOPMENT EXPENSES

On November 1, 2006, the Company entered into an option agreement to acquire a 100% interest in fifty-eight (58) mineral claims that make up the RB Property located in the Finlayson Lake area in the Yukon Territories in Canada.. The costs incurred to date are summarized as follows:

Acquisition costs	$3,500
Balance, November 30, 2006	$3,500 =====

In order to earn this 100% interest, subject to a 3% Net Smelter Return royalty, the Company must make cash payments totalling $400,000 and incur minimum work expenditures of $875,500 (or CDN$1,000,000) as follows:

    $3,500 paid within ten business days of signing the agreement (paid);

    $3,500 paid within thirty business days of the Company becoming free trading on the OTCBB;

    $13,000 paid on the first anniversary date of the agreement and minimum work expenditures of $43,775 (or CDN$50,000) spent before the first anniversary date;

    $20,000 paid on the second anniversary date of the agreement and minimum work expenditures of $131,325 (or CDN$150,000) spent before the second anniversary date ;

    $160,000 paid on the third anniversary date of the agreement and minimum work expenditures of $262,650 (or CDN$300,000) spent before the third anniversary date; and

    $200,000 paid on the fourth anniversary date of the agreement and minimum work expenditures of $437,750 (or CDN$500,000) spent before the third anniversary date.

MAR KED MINERAL EXPLORATION, INC.
(An Exploration Stage Company)
FINANCIAL STATEMENTS
FOR THE PERIOD ENDED NOVEMBER 30, 2006

(Stated in US Dollars)

6.   MINERAL PROPERTY EXPLORATION AND DEVELOPMENT EXPENSES (continued)

If the minimum work expenditures are not met and should the parties mutually agree, then the Company may pay in cash to the vendor 50% of the difference between the actual expenditures and the minimum work expenditure required for that year in a single payment to avoid being in default.

After the third anniversary date, the vendor has the right to buy back a 30% interest in the property by refunding to the Company all of their cumulative work expenditures spent to date on the property. If the vendor exercises this right, then the parties will immediately form a joint venture with the Company's participating interest being 70%.

The Company may, at any time, purchase up to 1.5% of the Net Smelter Return royalty by paying the vendor the sum of $1,000,000.

7.   FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash, amounts receivable, and accounts payable. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency, or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying value, unless otherwise noted.

Currency risk is the risk to the Company's earnings that arises from fluctuations of foreign exchange rates and the degree of volatility of these rates. The Company does not use derivative instruments to reduce its exposure to foreign currency risk.

At November 30, 2006 the Company had the following financial liabilities in Canadian dollars:
	USD equivalent	CDN Dollars
Accounts payable	$ 3,686	$ 4,210

At November 30, 2006 US dollar amounts were converted at a rate of $1.1422 Canadian dollars to $1.00 US dollar.

8.   INCOME TAXES

The Company has accumulated net operating losses for income tax purposes of approximately $20,000, which may be carried forward up to 2026 and used to reduce taxable income of future years.

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

Loss before income taxes	$ (20,000)

Income tax recovery at statutory rates	(3,200)
Unrecognized benefit of non-capital loss carry-forwards	3,200

$ - ============

MAR KED MINERAL EXPLORATION, INC.
(An Exploration Stage Company)
FINANCIAL STATEMENTS
FOR THE PERIOD ENDED NOVEMBER 30, 2006

(Stated in US Dollars)

8.   INCOME TAXES (continued)

The potential future tax benefits of these losses have not been recognized in these financial statements due to uncertainty of their realization. A full valuation allowance has been provided for the Company's future income tax assets, as the management of the Company has determined that it is more likely than not that these assets will not be realized in the foreseeable future.

9.   RELATED PARTY TRANSACTION

On August 24, 2006, the Company issued 5,000,000 common shares valued at $0.001 per share to the President of the Company. Total gross proceeds from the share issuance amounts to $5,000.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company. You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

We are not currently subject to the Exchange Act and currently are not required to, and do not, deliver annual, quarterly or special reports to shareholders. We will not deliver such reports to our shareholders until after, and if, this offering is declared effective by the SEC. Once such effectiveness is granted, if ever, we plan to file a registration statement pursuant to the Exchange Act in order to register our common stock under Section 12(g) of the Exchange Act. Upon our common stock becoming registered under the Exchange Act we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings will be available to the public over the Internet at the SEC's website at http://www.sec.gov.

DEALER PROSPECTUS DELIVERY OBLIGATION

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by us or any of the underwriters. Neither the delivery of this prospectus nor any sale make hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date of this prospectus. This prospectus does not constitute and offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such an offer or solicitation. Neither the delivery of this prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus.

Until 180 days from the effective date of this prospectus all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.            INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the "NRS"), our articles of incorporation and our bylaws.

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

1.         his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

2.         his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.5702 of the NRS provides as follows:

1.         A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)         is not liable pursuant to NRS 78.138; or

(b)         acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.         A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)         is not liable pursuant to NRS 78.138; or

(b)         acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3.         To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation

Our articles of incorporation do not limit the automatic director immunity from liability under the NRS.

Our articles of incorporation further provide that, to the fullest extent permitted by NRS 78, a director or officer of the Corporation will not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that this article will not eliminate or limit the liability of a director or officer for:

1.          acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

2.         the payment of distributions in violation of NRS 78.300, as amended.

Our articles of incorporation further provide that:

1.         we will indemnify to the fullest extent permitted by law any person (the "Indemnitee") made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director of the Corporation or is or was serving as a director, officer, employee or agent of another entity at the request of the Corporation or any predecessor of the Corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) that he or she incurs in connection with such action or proceeding; and

2.         we will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with defending any proceeding for which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that the Corporation has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the director or officer is not entitled to be indemnified for such expenses.

Our Bylaws

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law, provided that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.         such indemnification is expressly required to be made by law;

2.         the proceeding was authorized by our Board of Directors;

3.         such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under the Nevada Revised Statutes; or

4.         such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that, unless otherwise determined as a result of other rights a person may have or acquire under statute, our articles of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise, no advance shall be made by us to an officer of the company (except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

We are specifically authorized under our bylaws to enter into individual contracts with any or all of our directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the Nevada Revised Statutes.

Opinion of the SEC

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ITEM 25.            OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a list of the expenses to be incurred by us in connection with the preparation and filing of this registration statement. All amounts shown are estimates except for the SEC registration fee:
SEC registration fee	$9
Accounting fees and expenses	$7,500
Legal fees and expenses	$15,000
Transfer agent and registrar fees	$Nil
Fees and expenses for qualification under state securities laws	$Nil
Miscellaneous (including Edgar filing fees)	$1,000
Total	$23,509 ======

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage or underwriting discounts or commissions paid by the selling stockholders to broker-dealers in connection with the sale of their shares.

ITEM 26.            RECENT SALES OF UNREGISTERED SECURITIES

We completed an offering of 5,000,000 shares of our common stock at a price of $0.001 per share to Mr. Ui on August 24, 2006, for total proceeds of $5,000. We completed this offering pursuant to Rule 903 of Regulation S under the Securities Act. This sale of shares was completed as an "offshore transaction", as defined in Rule 902(h) of Regulation S, on the basis that: (i) the investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the subscription agreement for the shares was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. The investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person. The investor represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends have been affixed to the stock certificate issued to the purchaser in accordance with Regulation S. The investor was in possession of sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to the purchaser.

We sold 5,000,000 shares of our common stock at a price of $0.01 per share to a total of 25 purchasers on October 28, 2006. The total proceeds from this offering were $50,000. We completed this offering pursuant to Rule 903 of Regulation S under the Securities Act. Each sale of shares was completed as an "offshore transaction", as defined in Rule 902(h) of Regulation S, on the basis that: (i) each investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the subscription agreement for the shares was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person. Each investor represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Regulation S confirming that the shares cannot be resold or transferred other than pursuant to Regulation S, registration under the Securities Act or an exemption from the registration requirements of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the investors.

We sold 500,000 shares of our common stock at a price of $0.02 per share to a total of 1 purchaser on October 30, 2006. The total proceeds from this offering were $10,000. We completed this offering pursuant to Rule 903 of Regulation S under the Securities Act. Each sale of shares was completed as an "offshore transaction", as defined in Rule 902(h) of Regulation S, on the basis that: (i) each investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the subscription agreement for the shares was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person. Each investor represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Regulation S confirming that the shares cannot be resold or transferred other than pursuant to Regulation S, registration under the Securities Act or an exemption from the registration requirements of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the investors.

We sold 400,000 shares of our common stock at a price of $0.05 per share to a total of 10 purchasers on October 30, 2006. The total proceeds from this offering were $20,000. We completed this offering pursuant to Rule 903 of Regulation S under the Securities Act. Each sale of shares was completed as an "offshore transaction", as defined in Rule 902(h) of Regulation S, on the basis that: (i) each investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the subscription agreement for the shares was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person. Each investor represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Regulation S confirming that the shares cannot be resold or transferred other than pursuant to Regulation S, registration under the Securities Act or an exemption from the registration requirements of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the investors.

ITEM 27.            EXHIBITS
Exhibit Number	Description of Exhibit
3.1	Our Articles of Incorporation
3.2	Our Bylaws
5.1	Opinion of Lang Michener LLP, with consent to use, regarding the legality of the securities being registered
10.1	Option Agreement between our company and Arcturus Ventures Inc., dated November 1, 2006
10.2	Contract for Consulting Services between our company and Foremost Geological Consulting, dated November 1, 2006
10.3	Form of Seed Capital Share Private Placement Subscription Agreement
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Geologist
23.3	Consent of Counsel (Included in Exhibit 5.1)
24.1	Power of Attorney (Included on the signature page of this registration statement)

ITEM 28.           UNDERTAKINGS

The undersigned registrant hereby undertakes that it will:

1.         File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(a)       Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(b)        Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(c)       Include any material information with respect to the plan of distribution.

2.         For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.          File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on March 14, 2007.

MAR KED MINERAL EXPLORATION, INC. By: /s/ Aaron Ui Aaron Ui President, Chief Executive Officer, Principal Executive Officer and a director

POWER OF ATTORNEY

Know all persons by these presents that that each individual whose signature appears below constitutes and appoints Aaron Ui, President, Chief Executive Officer, Principal Executive Officer and a director, as true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is be effective upon filing under Rule 462 promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ Aaron Ui Aaron Ui	President, Chief Executive Officer, Principal Executive Officer and a director	March 14, 2007
/s/ Ian Foreman Ian Foreman	Chief Financial Officer, Secretary, Treasurer, Principal Accounting Officer and a director	March 14, 2007
/s/ Edwin Woo Edwin Woo	Director	March 14, 2007

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